Exhibit 99.1

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
REVENUES
MANUFACTURING:
Cessna	$923	$901	$2,784	$3,111
Bell	1,375	1,149	4,511	4,274
Textron Systems	409	571	1,665	1,737
Industrial	773	706	3,012	2,900
	3,480	3,327	11,972	12,022

FINANCE	26	35	132	215
Total revenues	$3,506	$3,362	$12,104	$12,237

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$33	$23	$(48)	$82
Bell	178	177	573	639
Textron Systems	40	36	147	132
Industrial	54	43	242	215
	305	279	914	1,068

FINANCE	2	2	49	64
Segment Profit	307	281	963	1,132

Corporate expenses and other, net	(57)	(43)	(166)	(148)
Interest expense, net for Manufacturing group	(27)	(38)	(123)	(143)

Income from continuing operations before income taxes	223	200	674	841
Income tax expense	(52)	(54)	(176)	(260)

Income from continuing operations	171	146	498	581
Discontinued operations, net of income taxes	(4)	2	—	8
Net income	$167	$148	$498	$589

Earnings per share:
Income from continuing operations	$0.60	$0.50	$1.75	$1.97
Discontinued operations, net of income taxes	(0.01)	0.01	—	0.03
Net income	$0.59	$0.51	$1.75	$2.00

Diluted average shares outstanding	282,707,000	291,562,000	284,428,000	294,663,000

(a) Full year 2013 includes $28 million in severance costs.  Fourth quarter of 2012 includes a $27 million charge related to an award against Cessna in an arbitration proceeding.

TEXTRON INC.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 28, 2013	December 29, 2012
Assets
Cash and equivalents	$1,163	$1,378
Accounts receivable, net	979	829
Inventories	2,963	2,712
Other current assets	467	470
Net property, plant and equipment	2,215	2,149
Other assets	3,432	3,173
Finance group assets	1,725	2,322
Total Assets	$12,944	$13,033

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$8	$535
Other current liabilities	2,995	2,977
Other liabilities	2,118	2,798
Long-term debt	1,923	1,766
Finance group liabilities	1,516	1,966
Total Liabilities	8,560	10,042

Total Shareholders’ Equity	4,384	2,991
Total Liabilities and Shareholders’ Equity	$12,944	$13,033

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Cash flows from operating activities:
Income from continuing operations	$171	$146	$498	$581
Depreciation and amortization	104	106	389	383
Changes in working capital	537	381	(87)	28
Changes in other assets and liabilities and non-cash items	104	(100)	13	(57)
Net cash from operating activities of continuing operations	916	533	813	935
Cash flows from investing activities:
Capital expenditures	(144)	(166)	(444)	(480)
Net cash used in acquisitions	(143)	(3)	(196)	(11)
Finance receivables repaid	33	121	190	599
Proceeds from sales of receivables and other finance assets	26	65	178	249
Other investing activities, net	(5)	22	8	21
Net cash from investing activities	(233)	39	(264)	378
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(59)	(141)	(1,056)	(615)
Proceeds from long-term debt	36	18	448	106
Settlement of convertible debt	—	—	(215)	(2)
Proceeds from settlement of capped call	—	—	75	—
Purchases of Textron common stock	—	(272)	—	(272)
Decrease in short-term debt	(96)	—	—	—
Other financing activities, net	6	2	6	2
Net cash from financing activities	(113)	(393)	(742)	(781)
Total cash flows from continuing operations	570	179	(193)	532
Total cash flows from discontinued operations	2	(3)	(3)	(8)
Effect of exchange rate changes on cash and equivalents	2	(1)	(6)	4
Net change in cash and equivalents	574	175	(202)	528
Cash and equivalents at beginning of period	637	1,238	1,413	885
Cash and equivalents at end of period	$1,211	$1,413	$1,211	$1,413